Subscription Agreement

Sanswire Corp.
101 NE 3rd Ave.
Suite 1500
Fort Lauderdale, FL 33301

Gentlemen:

1.           Subscription. Sanswire Corp., a Delaware corporation (the “Company”), hereby agrees to issue, and the undersigned subscriber (the “Purchaser”) hereby agrees to purchase, 1,223,895 shares of common stock of the Company (the “Shares”), and  the Warrants (defined below), subject to the terms and conditions set forth herein. The Shares and the Warrants are being issued by the Company in consideration of the payment of the Purchase Price (defined below),  the receipt and sufficiency of which is hereby acknowledged.

(a)           Total Purchase Price. The total purchase price of the Shares is  €100,000. The total purchase price shall be paid to TAO Technologies GmbH with TAO Technologies crediting such payment to Sanswire Corp. for payments due under the agreement between TAO and GlobeTel/Sanswire Corp. on or about June 3, 2008.

(b)           Warrants.                                On the Closing Date (defined below), the Purchaser shall receive the following two year common stock purchase warrants (collectively, the “Warrants”): one Class A Warrant to purchase 611,948 shares of the Company’s Common Stock at $.21 per share and one Class B Warrant to purchase 611,948 shares of the Company’s Common Stock at $.315 per share, each in the form as annexed hereto as Exhibits A and B, respectively.

(c)           Closing.

(i)           Upon the execution hereof by the parties hereto, the Purchaser shall pay the Purchase Price  to the Company.  The date of execution of this Subscription Agreement by the parties hereto shall be referred to herein as the “Closing Date”.

(ii)           Upon receipt of the Purchase Price, the Company shall deliver to the Purchaser a stock certificate for the  Shares and the Warrants, each duly executed by the Company.

 2.           Representations, Warranties, Covenants and Agreements of the Purchaser. In order to induce the Company to execute and deliver this Subscription Agreement and to issue and sell the Shares to the Purchaser, the Purchaser represents and warrants to, and covenants and agrees with, the Company as follows:

(a)    The Purchaser acknowledges that the offer, issuance and sale to it of the Shares is intended by the Company to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”),  and as such the Shares have not been registered with the Securities and Exchange Commission (the “Commission”).

         (b)                      The Purchaser represents and warrants to the Company that the Purchaser  has had the opportunity to ask questions of, and to receive answers from the officers and employees of the Company concerning the Company and its business, affairs and operations, and the transactions contemplated by this Subscription Agreement. The Purchaser acknowledges that the Company's officers and employees have answered all inquiries made on behalf of the Purchaser in connection herewith to the satisfaction of the person or persons making such inquiry.

         (c)                      The Purchaser represents and warrants to the Company that the Purchaser has such knowledge and experience in financial and business matters that it is capable of understanding the information provided to it by the Company and of evaluating the merits and risks of its investment in the Shares.

         (d)                      The Purchaser represents and warrants to the Company that the Shares are not being acquired by the Purchaser with a view to, or for resale in connection with, any “distribution” within the meaning of the Act.

          (e)                      The Purchaser acknowledges that the Shares have not been registered under the Act. The Purchaser acknowledges and agrees that, as such, the Shares cannot be sold, assigned, transferred, conveyed, pledged or otherwise disposed of unless they are registered under the Act or an exemption from such registration is available. The Purchaser acknowledges that an opinion of legal counsel to the Company is required in connection with any sale, assignment, transfer, conveyance, pledge or other disposition of the Shares and that no such opinion will be given by such legal counsel unless and until such counsel receives satisfactory evidence that the sale, assignment, transfer, conveyance, pledge or other disposition of the Shares complies with applicable law (the effective Registration Statement referred to in Section 4 hereof shall be satisfactory evidence for such purposes).

           (f)                      The Purchaser acknowledges that any and all certificates representing the Shares or the Warrants will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT”), OR ANY STATE SECURITIES ACT. RATHER, THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE ACT. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, CONVEYED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THEY ARE REGISTERED UNDER THE ACT OR AN EXEMPTION THEREFROM IS AVAILABLE IN THE OPINION OF COUNSEL TO THE ISSUER.

           (g)           The Purchaser represents and warrants to the Company that (i) it has full power and authority to execute and deliver this Subscription Agreement, (ii) this Subscription Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser and (iii) this Subscription Agreement is enforceable against the Purchaser in accordance with its terms.

           (h)           The Purchaser acknowledges that the Company has offered and may offer to sell its securities to other purchasers on terms different herefrom, and that the Purchaser has specifically negotiated the terms of this transaction with the Company.

3.           Representations, Warranties, Covenants and Agreements of the Company.  In order to induce the Purchaser to execute and deliver this Subscription Agreement and to issue and purchase the Shares and the Warrants from the Company, the Company represents and warrants to, and covenants and agrees with, the Purchaser as follows:

           (a)           The Company represents and warrants to the Purchaser that (i) it has full power and authority to execute and deliver this Subscription Agreement, (ii) this Subscription Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and (iii) this Subscription Agreement is enforceable against the Company in accordance with its terms.

           (b)           The Shares, when issued, will be fully paid, validly issued and non-assessable and the Shares and Warrants will be delivered to Purchaser hereunder free and clear of all liens, claims and encumbrances whatsoever.  All of the outstanding Common Stock Purchase Warrants of the Company have terms not exceeding two years.

4.           Registration Covenant.

           (a)           The Company agrees that, as soon as possible after the filing of its financial statements, it will file a registration statement (the “Registration Statement”) with the Commission covering the Shares and the shares underlying the Warrants (collectively, the “Registered Securities”).  The Purchaser shall provide the Company with such information concerning the Purchaser as the Company may reasonably request in connection with the Registration Statement, including any specific information requested by the Commission.

           (b)           The Company shall bear the entire cost and expense of the preparation and filing of the Registration Statement pursuant to this Section 4, and all costs and expenses incurred in connection with maintaining the effectiveness of such Registration Statement.  Purchaser shall, however, bear the fees of its counsel and any transfer taxes or underwriting discounts or commissions applicable to the sale of the Registered Securities pursuant thereto.

(c)    The Company will use its best efforts to cause the Registration Statement to become effective as promptly as possible and, if any stop order shall be issued by the Commission in connection therewith, to use its best efforts to obtain the removal of such order.

(d)    While any Registration Statement covering the Registered Securities is effective, the Company will take all necessary action which may be required in qualifying or registering the Registered Securities for offering and sale under the Blue Sky laws of such number of states as are reasonably requested by the Purchaser, provided that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any such jurisdiction.

(e)    The Company shall be required to maintain the effectiveness of the Registration Statement until the earlier of (i) the public sale of all of the Registered Securities registered thereunder, or (ii) the expiration of two years from the date such Registration Statement has been declared effective by the Commission.  Following the effective date of the Registration Statement, the Company shall, upon Purchaser’s request, supply Purchaser with such number of prospectuses meeting the requirements of the Act as shall be reasonably requested by Purchaser to permit Purchaser to make a public distribution of the Registered Securities.

(f)    The Company agrees that until all Registered Securities have been sold pursuant to the Registration Statement or pursuant to Rule 144 under the Act, it will keep current in filing all reports and materials required to be filed with the Commission in order to permit the Purchaser to sell the Registered Securities under Rule 144.

(g)           The Company shall indemnify and hold Purchaser harmless from and against all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any prospectus included therein or any application or other filing under any State securities law (or by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading).

5.           Survival.   The Purchaser and the Company acknowledge and agree that all of their representations, warranties, covenants and agreements contained herein shall survive the Closing Date.

6.           Governing Law. This Subscription Agreement shall be governed by, and shall be construed and interpreted in accordance with the laws of the State of Florida, without giving effect to the principles of conflicts of law thereof.

7.           Notices.  Any and all notices and other communications given pursuant to this Subscription Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, receipt acknowledged, or when delivered by registered or certified mail, postage prepaid, return receipt requested, to the Company and to the Purchaser at their respective addresses set forth beneath their signatures below.

8.            Entire Agreement. This Subscription Agreement, together with the exhibits attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and arrangements, both oral and written, between the parties with respect to such subject matter. This Subscription Agreement may not be amended or modified in any manner, except by a written instrument executed by each of the parties hereto.

9.           Benefits: Binding Effect.   This Subscription Agreement shall be for the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. Neither this Subscription Agreement nor any of the rights or obligations of the parties hereto  shall be assigned in the absence of the written consent of the non-assigning party.

10.           Jurisdiction and Venue. Any claim arising out of, connected with, or in any way related to this Subscription Agreement which results in litigation shall be instituted and adjudicated in the Federal District Court for the Southern District of Florida or in the State Court for Broward County, Florida. In no event shall either party to this Subscription Agreement contest the personal jurisdiction of such courts over or the venue of such courts with respect to any such litigation. In the event of any such litigation, the party prevailing therein shall be reimbursed by the non-prevailing party for all costs and expenses (including legal fees) incurred by the prevailing party in connection therewith.

11.           Gender. In this Subscription Agreement, any reference to the masculine gender shall mean and include the feminine gender.

12.           Headings.  The headings contained in this Subscription Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of any or all of the provisions hereof.

13.           Counterparts. This Subscription Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to constitute the one and the same instrument.  This Subscription Agreement may be executed by facsimile transmission, which transmission will be deemed to be an original and considered fully legal and binding on all of the signatories hereto.

14.           Absence of Official Evaluation. Purchaser understands that no federal or state agency has made any finding or determination as to the fairness of the terms of an investment in the Company, nor any recommendation for or endorsement of the Shares offered hereby.

15.           Additional Financing. Purchaser further acknowledges that nothing hereunder shall preclude the Company from seeking and/or procuring additional equity and/or debt financing.

16.           Nonreliance. Purchaser is not relying on the Company or any representation contained herein or in the documents referred to herein with respect to the tax and economic effect of Purchaser's investment in the Company.

17.No General Solicitation. Purchaser is not subscribing for the Shares because of or following any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation or a subscription by a person other than an authorized representative of the Company.

18.Regulation D Offering.  The offer and issuance of the Shares and Warrants to the Purchaser is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) or Section 4(6) of the 1933 Act and/or Rule 506 of Regulation D promulgated thereunder. The Company will provide, at the Company's expense, such legal opinions in the future as are reasonably necessary for the issuance and resale of the Shares and the shares issued  upon exercise of the Warrants.

IN WITNESS WHEREOF, the Purchaser and the Company have executed and delivered this Subscription Agreement as of October ___, 2008.

INTERNATIONAL LEGAL CONSULTANTS

By:_________________________________
Name:      Richard Ritter, Owner
Address: Pearl Building 10-02, P.O. Box 40992, Deira, Dubia, U.A.E.

SANSWIRE CORP.

By:_______________________________
Name:     Jonathan Leinwand, CEO